UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to § 240.14a-12

MERGEWORTHRX CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On November 17, 2014, MergeWorthRx Corp. issued the following press release.

MergeWorthRx Corp. and AeroCare Holdings, Inc. to Present at Oppenheimer 25th Annual Healthcare Conference December 10-11, 2014 in New York

Miami, Fla. – November 17, 2014 – MergeWorthRx Corp. (NASDAQ: MWRX), a special purpose acquisition company focused on the U.S. healthcare services market, and privately-held AeroCare Holdings, Inc. (AeroCare), a national leader in home respiratory therapy services, announced today that Steve Griggs, Founder, Chairman & CEO of AeroCare and Charles Fistel, CEO of MergeWorthRx Corp., are scheduled to present at the Oppenheimer 25th Annual Healthcare Conference in New York on Wednesday, December 10, 2014 at 1:00 p.m. EST. AeroCare and MergeWorthRx Corp. management will also be available for both days of the conference for private meetings. MergeWorthRx Corp. previously announced its proposed merger with AeroCare on October 15, 2014 (see link below).

A live audio-only webcast of the presentation and related presentation materials will be available on AeroCare’s website at http://www.aerocareusa.com/ and in the investor relations section of MergeWorthRx Corp.’s website at http://www.mergeworthrx.com/ir/. The archived webcast and presentation materials will also be available on both websites.

Information regarding the proposed MWRX/AeroCare merger:

Press Release: MergeWorthRx and AeroCare Announce Definitive Agreement to Merge

S-4

Investor Presentation

About AeroCare

AeroCare Holdings Inc., together with its subsidiaries, is one of the nation’s leading providers of oxygen, respiratory, sleep and other chronic therapy services to patients in the home. The Company’s patients typically suffer from chronic obstructive pulmonary disease (“COPD”), such as emphysema, chronic bronchitis or asthma, and require supplemental oxygen, respiratory and other chronic therapy services in order to alleviate the symptoms and discomfort of respiratory dysfunction. The Company also provides sleep apnea devices, including CPAP/bi-level devices to individuals suffering from obstructive sleep apnea (“OSA”). Based in Orlando, Fla., AeroCare serves more than 150,000 patients and, in 2013, generated annual revenue of approximately $156 million1 through a network of 176 locations across 20 U.S. states.

1Pro Forma – includes annualized contribution from acquisitions made in any year as if all occurred effective January 1 of such year.

About MergeWorthRx

MergeWorthRx Corp. is a special purpose acquisition company formed on January 22, 2013, for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses, with specific investment focus on the U.S. healthcare industry. MergeWorthRx raised approximately $63.5 million in its IPO in July 2013 and anticipates consummating its merger with AeroCare in an all-stock transaction by the end of the fourth quarter of 2014.

Additional Information about the Transaction and Where to Find It

MergeWorthRx has filed with the Securities and Exchange Commission (SEC) a Registration Statement on Form S-4, which includes a preliminary proxy statement/prospectus of MergeWorthRx in connection with the proposed merger with AeroCare. MergeWorthRx will mail a definitive proxy statement/prospectus and other relevant documents to its stockholders. MergeWorthRx stockholders and other interested persons are advised to read the preliminary proxy statement/prospectus, and amendments thereto, and definitive proxy statement/prospectus (when available) in connection with MergeWorthRx solicitation of proxies for the special meeting to be held to approve the transaction because the proxy statement/prospectus will contain important information about AeroCare, MergeWorthRx, and the proposed transaction. The definitive proxy statement/prospectus will be mailed to stockholders of MergeWorthRx as of a record date to be established for voting on the transaction. Stockholders will also be able to obtain copies of the Registration Statement and the proxy statement/prospectus, without charge, once available, at the SEC's Internet site at http://www.sec.gov or by directing a request to: MergeWorthRx Corp., 3123 McDonald Street, Miami, Florida, 33133, tel. (305) 785-3900, Attention: Stephen B. Cichy.

Participants in the Solicitation

MergeWorthRx and its directors and officers may be deemed participants in the solicitation of proxies to the MergeWorthRx’s stockholders with respect to the transaction. A list of the names of those directors and officers and a description of their interests in MergeWorthRx is contained in MergeWorthRx’s Registration Statement on Form S-4 that was filed with the SEC on October 31, 2014 and will be included in the definitive proxy statement/prospectus for the proposed transaction when available.

Contacts

Investor Relations:

Peter Vozzo / Asher Dewhurst

Westwicke Partners

443-213-0500

AeroCare@westwicke.com